SUB-ITEM 77M

                                     MERGERS

                                AIM EQUITY FUNDS
      ATLANTIC WHITEHALL EQUITY INCOME FUND TO AIM DISCIPLINED EQUITY FUND
           ATLANTIC WHITEHALL GROWTH FUND TO AIM LARGE CAP GROWTH FUND

On June 16-17, 2009, the Board of Trustees of AIM Equity Funds ("AEF") approved an Agreement and Plan of Reorganization. On September 14, 2009, at a Special Meeting for Shareholders of Atlantic Whitehall Equity Income Fund, an investment portfolio of Atlantic Whitehall Funds Trust ("Trust") shareholders approved the Agreement and Plan of Reorganization that provided for the combination of Atlantic Whitehall Equity Income Fund with AIM Disciplined Equity Fund ("Disciplined Equity Fund"), an investment portfolio of AEF, ("Reorganization I"). Pursuant to the Agreement and Plan of Reorganization, on September 21, 2009, all of the assets of Atlantic Whitehall Equity Income Fund were transferred to Disciplined Equity Fund. Disciplined Equity Fund assumed all of the liabilities of Atlantic Whitehall Equity Income Fund and AEF issued Class Y shares of Disciplined Equity Fund to Atlantic Whitehall Equity Income Fund's Institutional Class shareholders. The value of each Atlantic Whitehall Equity Income Fund shareholder's account with Disciplined Equity Fund immediately after Reorganization I was the same as the value of such shareholder's account with Atlantic Whitehall Equity Income Fund immediately prior to Reorganization I. Reorganization I was structured as a tax-free transaction. No initial sales charge was imposed in connection with the Reorganization I.

On June 16-17, 2009, the Board of Trustees of AEF also approved an Agreement and Plan of Reorganization. On September 14, 2009, at a Special Meeting for Shareholders of Atlantic Whitehall Growth Fund, an investment portfolio of the Trust, shareholders approved the Agreement and Plan of Reorganization that provided for the combination of Atlantic Whitehall Growth Fund with AIM Large Cap Growth Fund ("Large Cap Growth Fund"), an investment portfolio of AEF, ("Reorganization II"). Pursuant to the Agreement and Plan of Reorganization, on September 21, 2009, all of the assets of Atlantic Whitehall Growth Fund were transferred to Large Cap Growth Fund. Large Cap Growth Fund assumed all of the liabilities of Atlantic Whitehall Growth Fund and AEF issued Class Y shares of Large Cap Growth Fund to Atlantic Whitehall Growth Fund's Institutional Class shareholders and AEF issued Class A shares (with the load waived) to Distributor Class shareholders. The value of each Atlantic Whitehall Growth Fund shareholder's account with Large Cap Growth Fund immediately after Reorganization II was the same as the value of such shareholder's account with Atlantic Whitehall Growth Fund immediately prior to Reorganization II. Reorganization II was structured as a tax-free transaction. No initial sales charge was imposed in connection with Reorganization II.

FOR A MORE DETAILED DISCUSSION ON THE REORGANIZATIONS, PLEASE SEE THE AGREEMENT AND PLAN OF REORGANIZATION(S) FILED HEREIN UNDER ITEM 77Q1(G). THE AGREEMENT AND PLAN OF REORGANIZATION(S) WERE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OR ABOUT AUGUST 11, 2009 UNDER ACCESSION NUMBER 0000950123-09-033604.